Exhibit 99.1

News from Great Lakes Dredge & Dock Corporation

For further information contact:
Deborah A. Wensel, Chief Financial Officer
630-574-3772

GREAT LAKES DREDGE & DOCK CORPORATION REPORTS
STRONG SECOND QUARTER

Oak Brook, Illinois — August 4, 2009 — Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD) - the largest provider of dredging services in the United States and a major provider of commercial and industrial demolition services, today reported financial results for the quarter and six months ended June 30, 2009.

Commentary

Douglas B. Mackie, President and Chief Executive Officer, said, “Great Lakes had a strong first six months versus 2008, as evidenced by a 40% increase in revenues from dredging operations which drove the 65% improvement in overall gross profit for the Company.  In addition, having the benefit of stimulus funds, the Army Corps of Engineers actively bid projects which resulted in the domestic bid market’s second quarter activity for 2009 almost doubling from the first quarter and increasing by more than 30% from last year’s first half. This is a positive sign for the domestic market for the remainder of 2009 and into 2010.

“In contrast, activity levels in the Middle East have reduced as we communicated last quarter.  Therefore given the positive domestic market outlook, we have decided to re-position the hydraulic dredges Texas and California back to the United States to take advantage of the robust domestic activity.  The Texas will be arriving later this month and begin work in September on a deepening project in Jacksonville.  The California is expected to begin work in the fourth quarter.”

2009 Second Quarter Operating Results

Total revenue for the quarter ended June 30, 2009 was $142.5 million, virtually unchanged from revenue of $145.3 million for the second quarter of 2008.  Dredging revenue of $128.5 million increased 16% from a year ago as strong performances from foreign operations generated $45.5 million, domestic maintenance activities produced $43.8 million and domestic capital work provided $37.7 million. During the quarter, work continued on capital projects in Bahrain, the Ports of New York, New Jersey and Tampa, as well as on coastal restoration in Louisiana. Maintenance work continues to be big contributor to the Company’s results, more than twice the 2008 second quarter maintenance revenue of $20.9 million. Beach work was at low levels in both the 2009 and 2008 second quarters. The demolition business has been negatively impacted by the economic downturn and the resulting slowdown in construction activity which resulted in reduced demolition revenue of $13.9 million versus $34.8 million a year ago.

Gross profit increased to $28.6 million for the second quarter of 2009 from $21.6 million in 2008 boosting gross profit margin (gross profit divided by revenue) to 20.0% versus 14.9% last year.  Better dredging fleet utilization as a result of the mix of projects performed during the quarter and operating efficiencies on certain domestic projects more than offset mechanical issues on other domestic projects.  The demolition unit’s gross profit was negatively impacted by having lower revenue to cover fixed costs.

General and administrative expenses were similar to the prior year.  Increased gross margin combined with stable general and administrative expenses resulted in a 63% increase in operating income to $16.8 million, up from $10.3 million in last year’s second quarter.

Second quarter 2009 pretax earnings improved to $12.0 million from $5.4 million last year.  Net income experienced a similar growth rate reaching $7.4 million, or $0.13 per diluted share, versus $2.9 million, or $0.05 per diluted share, a year ago.  EBITDA (as defined below) was $22.6 million for the 2009 quarter compared with $15.9 million in the previous year, due to the strong operating performance in the Company’s dredging segment.

As of June 30, 2009, senior and subordinated debt, net of $9.6 million in cash and cash equivalents, was $206.9 million including $41.5 million of borrowings under the revolving credit facility.  At quarter end, outstanding performance letters of credit totaled $29.0 million, including $13.3 million outstanding on the Company’s revolving credit facility.   The Company’s $155 million revolving credit facility matures in June 2012 and includes an $85 million sublimit for the issuance of letters of credit.  At June 30, 2009 the Company had $92.9 million of borrowings available under this facility, after giving effect to $7.3 million of unavailable commitment due to a defaulting lender.

Six Months Ended June 30, 2009

Revenues for the six-month period ended June 30, 2009 increased by more than 14% to $321.7 million compared with $281.0 million for the same 2008 period, primarily as a result of increased dredging activity.  Gross profit margin increased to 17.3% from 11.9% a year earlier largely due to favorable dredge fleet utilization.  Conversely, 2008 was negatively impacted by the mobilization of the dredge Texas to the Middle East and repairs that were being made to the dredge New York.

Operating income grew to $33.2 million from $12.0 million, due to the increase in revenue and gross profit margin.  Year to date 2009 EBITDA of $51.0 million was approximately double the EBITDA for the same period of 2008.

Interest expense for the six month period increased by $0.4 million to $9.0 million as higher debt levels were largely offset by lower interest rates.  Net income was $14.7 million, or $0.25 per diluted share, versus $1.8 million, or $0.03 per diluted share, a year earlier.

Second Quarter 2009 Bid Market/Backlog

Funding from the American Recovery and Reinvestment Act helped stimulate bidding in the 2009 second quarter.  During the quarter, projects that were already scheduled to bid were able to increase their scope and new projects were also bid.    The domestic bid market, including capital, beach and maintenance work totaled $339 million, of which maintenance projects accounted for 65%.  This second quarter increase brought the year to date domestic bid market to $521 million, compared with the full year 2008 bid market of $783 million. The Company won 50% of the year to date domestic bid market, including 44% of the maintenance work bid and 75% of the capital work that included new work bid and options awarded on projects in the Company’s backlog.

Contracted dredging backlog as of June 30, 2009 was $390 million, compared with $344 million at March 31, 2009.  The June 30, 2009 dredging backlog does not reflect approximately $142 million of domestic low bids pending award and additional phases (“options”) pending on projects currently in backlog and the amount remaining as an option on the Diyar contract. The March 31, 2009 dredging backlog did not include approximately $63 million of domestic low bids pending award and options on projects in backlog at that time. Demolition services backlog at June 30, 2009 was $23.7 million, compared with $24.1 million at March 31, 2009.

Commentary

Doug Mackie continued, “During the first half of the year, the Company experienced a high level of utilization and an improvement in domestic margins.  We were able to achieve these results due to our sizable backlog, successful bidding in the domestic market, favorable weather conditions and minimal mobilization and mechanical downtime.  A positive factor for the dredging industry has been the American Recovery and Reinvestment Act which sparked an increase in bidding activity during the second quarter that has continued into the third quarter.

“With regard to our opportunities in the Middle East, we are monitoring the situation closely, recognizing that although significant long term prospects remain, the short term is likely to be less active until the economic environment stabilizes. As mentioned, we are mobilizing two of our hydraulic dredges to the U.S. where they will be placed in operation later this year.  As two of our largest revenue producers, they will enable us to further benefit from the stimulus plan which should keep dredges in the domestic market busy for the remainder of this year and into 2010. In addition, in July we signed a contract for a project in Brazil on which one of our large hopper dredges currently in Bahrain will mobilize to in the third quarter.   We will continue to look, if necessary, for other opportunities internationally to utilize the dredges remaining in the Middle East.

“As we look out to the rest of this year, we recognize that we will be impacted by the slowdown in the Middle East and the mobilization of our two large hydraulic dredges and one hopper dredge. Even after taking these factors into account however, based on our record performance in the first six months, our current level of backlog and our expectations for continued good domestic bidding activity, we anticipate 2009 will be a year of strong performance for Great Lakes Dredge & Dock.”

Use of EBITDA

EBITDA, as provided herein, represents net income (loss) attributable to Great Lakes Dredge & Dock Corporation, adjusted for net interest expense, income taxes, depreciation and amortization expense.  EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity.  As such, the Company’s use of EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of interest expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company’s business.  For these reasons, the Company uses operating income to measure its operating performance and uses EBITDA only as a supplement.  EBITDA is reconciled to net income (loss) attributable to Great Lakes Dredge & Dock Corporation in the table of financial results.  (For further explanation, please refer to the Company’s SEC filings.)

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Tuesday, August 4th at 10:00 a.m. C.D.T.  The call in number is 866-788-0538 and passcode is 62459271.   The call can also be heard on the Company’s website, www.gldd.com under Events and Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website.  The conference call will be available by replay for two weeks, by calling 888-286-8010 and providing passcode 28622546.

The Company

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations, averaging 30% of its dredging revenues over the last three years. The Company is also one of the largest U.S. providers of commercial and industrial demolition services primarily in the Northeast. Additionally, the Company owns a 50% interest in a marine sand mining operation in New Jersey which supplies sand and aggregate used for road and building construction. Great Lakes has a 119-year history of never failing to complete a marine project and owns the largest and most diverse fleet in the industry, comprised of over 180 specialized vessels.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes, include, but are not limited to, risks associated with Great Lakes’ leverage, fixed price contracts, dependence on government contracts and funding, bonding requirements and obligations, international operations, government regulation, restrictive debt covenants and fluctuations in quarterly operations, and those factors, risks and uncertainties that are described in Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2008, and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes’ future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation

Consolidated Statement of Operations

(Unaudited and in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Revenues	$142,455	$145,322	$321,658	$281,043

Gross profit	28,558	21,608	55,595	33,580

General and administrative	(11,591)	(11,248)	(21,990)	(21,402)
Amortization of intangible assets	(193)	(65)	(386)	(131)

Operating income	16,774	10,295	33,219	12,047

Other income (expense)
Interest expense- net	(4,730)	(4,931)	(8,998)	(8,552)
Equity earnings (loss) in joint ventures	(9)	55	(565)	189

Income before income taxes	12,035	5,419	23,656	3,684

Income taxes	(4,631)	(2,436)	(9,802)	(1,703)

Net income	7,404	2,983	13,854	1,981

Net (income) loss attributable to noncontrolling interest	27	(53)	891	(231)

Net income attributable to Great Lakes Dredge & Dock Corporation	$7,431	$2,930	$14,745	$1,750

Basic earnings per share attributable to Great Lakes Dredge & Dock Corporation	$0.13	$0.05	$0.25	$0.03
Basic weighted average shares	58,499	58,464	58,494	58,462

Diluted earnings per share attributable to Great Lakes Dredge & Dock Corporation	$0.13	$0.05	$0.25	$0.03
Diluted weighted average shares	58,566	58,470	58,528	58,465

Great Lakes Dredge & Dock Corporation

Reconciliation of Net Income (loss) attributable to Great Lakes Dredge & Dock Corporation to EBITDA

(Unaudited and in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Net income attributable to Great Lakes Dredge & Dock Corporation	$7,431	$2,930	$14,745	$1,750
Adjusted for:
Interest expense, net	4,730	4,931	8,998	8,552
Income taxes	4,631	2,436	9,802	1,703
Depreciation and amortization	5,836	5,557	17,482	13,214

EBITDA	$22,628	$15,854	$51,027	$25,219

Great Lakes Dredge & Dock Corporation

Supplementary financial data

(Unaudited and in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Net cash flows from (used in) operating activities	$28,512	$(9,355)	$12,331	$233

Great Lakes Dredge & Dock Corporation

Selected Balance Sheet Information

(Unaudited and in thousands)

	Period Ended
	June 30,	December 31,
	2009	2008

Cash and marketable securities	$9,624	$10,478
Total current assets	229,694	216,358
Total assets	667,394	666,155
Total short-term debt	1,462	1,553
Total current liabilities	112,895	128,639
Long-term debt	216,500	216,500
Total equity	244,488	228,113